Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE

MONDAY, NOVEMBER 8, 2010

Contacts:	Robert N. Martin
Investor Relations
(720) 977-3431
bob.martin@mdch.com

M.D.C. HOLDINGS, INC. ANNOUNCES DEPARTURE OF

CHRISTOPHER M. ANDERSON, SENIOR VICE PRESIDENT AND

CHIEF FINANCIAL OFFICER

DENVER, Monday, November 8 - M.D.C. Holdings, Inc. (NYSE: MDC) today announced that Christopher M. Anderson has concluded his employment as the Company’s Senior Vice President and Chief Financial Officer, effective at the close of business on November 5, 2010. Mr. Anderson will provide consulting services to the Company for a period of 90 days, commencing November 6, 2010.

“For the past two and a half years, Chris has been an integral part of our team,” said Larry A. Mizel, MDC’s Chairman and Chief Executive Officer. “As a leader in the Company, Chris’ ability to identify and solve key business issues has led to long-lasting improvements to our operations. As the leader of the finance organization, he has been an excellent steward of our investment grade balance sheet and has consistently demonstrated strong financial integrity. We regret seeing him go and wish him well.”

“I am honored to have had the opportunity to spend the past few years with MDC,” said Anderson. “I am grateful to senior management, the Board of Directors and the investment community for their support during my tenure, and I will do all that I can to ensure a smooth transition of my responsibilities over the next several months.”

About MDC

Since 1972, MDC’s subsidiary companies have built and financed the American dream for more than 160,000 families. MDC’s commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, California, Northern Virginia, Maryland, Philadelphia/Delaware Valley and Jacksonville. The Company’s subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance

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M.D.C. HOLDINGS, INC.

Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol “MDC.” For more information, visit www.mdcholdings.com.

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